Exhibit 99.1

                  Presentation to the American Gas Association

                          Financial Forum - May 8, 2006

                           "Executing on our Strategy"

Cover Page (G Laskaris)

o    Welcome

o    Introduce KeySpan Attendees

o    Handout - Folder

o    Presentation

o    1Q `05 Press Release

o    Fact Sheet

o Presentation Format -- Robert Fani and Gerry Luterman will be presenting, this afternoon. The presentation content will include a discussion of the planned acquisition of KeySpan by National Grid, our strategy, first quarter results and a financial update. After the presentations we will open the floor to questions. Also with us today are Wally Parker, President of KeySpan Energy Delivery and Customer Relationship Group and Steve Zelkowitz, President of Energy Assets and Supply. I'd also like to note that Bob Catell was not able to join us today as he is being honored by the Grads Foundation with the advocate for youth award. He sends his regrets and warm regards.

Now, Bob Fani will kick-off the presentation.

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Slide 1- Acquisition Overview
-----------------------------

Thanks George and Good afternoon. Today, I'd like begin by reviewing the details of the acquisition of KeySpan by National Grid.

As most of you already know, on February 27, 2006, KeySpan and National Grid announced a definitive agreement under which National Grid will acquire KeySpan in an all cash deal, at a price of $42 per share.

The terms of the agreement value KeySpan at $7.3 billion with an enterprise value of $11.8 billion.

We expect the transaction to close by early 2007.

At that time, Bob Catell will become Executive Chairman of National Grid USA and Deputy Chairman of National Grid PLC


Slide 2 - Excellent Strategic Fit
---------------------------------

This transaction is an excellent strategic and operational fit with National Grid's existing presence in the Northeast. Looking at the map, KeySpan's service territory is in states where National Grid already has a presence and in many places the service areas are contiguous. National Grid and KeySpan are both focused on energy delivery.

The transaction will create a combined company which will be the third largest energy provider in the United States and part of one of the largest global energy delivery companies in the world. The acquisition is a natural extension of National Grid's growth strategy.


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KeySpan's   strong   operational   track  record  and  good  growth   prospects,
particularly in the diversified, strong and growing Long Island and metropolitan areas, provide an excellent foundation for continued economic growth. This growth potential will be enhanced by becoming part of one of the largest investor owned utilities in the world.

This acquisition will double the size of National Grid's U.S. business and strengthen and consolidate National Grid's presence in the Northeast. The expanded company will have 4.4 million electric and 3.4 million gas customers.

As the third largest utility in the U.S., the new company will:

o    Have access to greater working capital for investments

o    Will leverage best practices and new technologies to improve services

o Use their size and scale to bring important infrastructure projects to completion.

KeySpan feels that since the timing is favorable from both regulatory and economic vantage points, it makes sense for all our constituents, that we move forward now.

National Grid's all-cash offer for KeySpan will provide our shareholders the best return on their investment, with an immediate premium. And from a customer perspective, both companies have an impressive track record in delivering safe, reliable, efficient, low-cost service.


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Slide 3 - Primary Approvals Required
------------------------------------

There are five approvals required, four of them are regulatory, before the transaction can close. We filed our preliminary proxy statement on April 28th and are currently working on our regulatory filings with a goal of filing them in the next two months. The major state regulatory approvals required include the New York State PSC and the New Hampshire PUC. The Massachusetts DTE historically has not required filings connected with indirect changes of control of regulated entities. The major federal filings include a FERC filing required under the Federal Power Act and a Department of Justice filing under the Hart-Scott-Rodino act.

Although LIPA approval is not required, new ownership allows LIPA the option to consider terminating the contracts it currently has with KeySpan. National Grid and KeySpan have been holding discussions with LIPA concerning the impact of the transaction on LIPA's operations.


Slide 4 - Integration Approach
------------------------------

The integration process has already started. Teams have been set up to evaluate eight functional areas in both companies. Mobilization of the teams has commenced and a consultant has been selected to assist in the process.

One of the main reasons National Grid was interested in a transaction with KeySpan is our growth story.


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Slide 5 - Foundation for Growth
-------------------------------

We have created a strong foundation for our businesses, which have the advantage of attractive core markets and superior growth opportunities:

o    We have a focused strategy;

o With businesses that have a conservative risk profile, and o the financial strength to continue to execute on our strategy.

I'd like to take a few minutes to go into a little more depth concerning our focused strategy

Slide 6 - KeySpan's Focused Strategy
------------------------------------

We are focused on a very basic strategy to achieve organic growth through our two core businesses: our regulated gas distribution business and our energy assets portfolio. Both of these businesses are well-positioned in markets with substantial growth opportunities.

In our gas distribution business, we will aggressively continue to implement our customer strategy of adding new customers efficiently to drive net revenues and increase margins.

This business has unique organic growth potential in our service territories, which benefit from operating in markets with strong customer demographics and relatively low gas saturation levels.

And we have developed enhanced marketing programs to pursue high margin customers and specific ethnic groups. In addition to gas heating, we are offering other new products and services to further improve our profitability.


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Our second core  business - our Energy Assets and Supply - includes our electric generation portfolio, our recently restructured T&D management contract, as well as the complementary assets that support our businesses. Our generation assets operate in the highly desirable load-pocket electric markets of New York City and Long Island.

We have the opportunity for growth through the continued optimization of our existing asset portfolio, including our contractual assets, as well as building or acquiring additional strategic assets in this region.

And  while  implementing  this  strategy  of  focusing  on our gas and  electric businesses .....

Slide 7 - Establishment a of More Conservative Business Mix
-----------------------------------------------------------

....We have  established  a more  conservative  business  mix. We have exited our higher risk investments with the sales of our two major non-core businesses in 2004 and 2005, enhancing our risk profile. As you can see, KeySpan's assets are now concentrated in the gas distribution and electric services segment, with 98% of KeySpan's projected operating income coming from regulated, contractual or load pocket businesses with stable cash flows.

Now I'd like to review KeySpan's first quarter earnings, which were released last Thursday.


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Slide 8 - KeySpan 1st Quarter Results
-------------------------------------

KeySpan announced on Thursday first quarter 2006 earnings of $1.19 per share, compared to $1.45 per share last year. These results reflect the impact of the extremely warm weather experienced in 2006 as compared to the very cold first quarter last year which impacted our gas distribution results. In addition, they reflect the $0.10 per share dilutive impact of the 12.1 million shares associated with the MEDs Equity Units in May 2005. The strong results of the electric services segment partially mitigated the effect of the warm weather. In addition, our energy services segment saw an improvement of approximately $2.5 million over last year due to increased profitability.

I am happy to report that in spite of the warm weather and high gas prices, we continued to grow our gas business through the addition of new customers, and are on target to achieve our $50 million GPM goal.

Now I will turn it over to Gerry who will review our gas and electric segments and our financial position.








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Slide 9 - Gas Distribution 1st Quarter Review
---------------------------------------------

Thanks Bob.   Turning now to our gas distribution business...

We reported lower operating income of $336 million compared to $392 million last year. As Bob mentioned, the gas segment was impacted by the very warm winter experienced as well as higher gas prices. Weather was 15% warmer than last year, and in January, which is normally one of our coldest months, weather was 30% warmer than last year. And on top of that , gas prices were 32% higher than last year. Both of these resulted in lower use per customer. And this includes the $25 million positive impact of the weather normalization clause we have in New York and Long Island.

Slide 10 - Strong Customer Additions in 1st Q
---------------------------------------------

Despite the impact from the warm weather and very high gas prices, which are passed through to our customers, the Company did achieve strong results from organic growth across all its territories. We exceeded our goal for the quarter by adding 9,600 gas installations or approximately $9 million in new gross profit margin... putting us on track to achieving our $50 million in GPM for the year.

This shows that the fundamentals of the gas segment remain strong.

The foundation for our growth continues to be the unique organic growth opportunity in both the residential and business markets... with a saturation level of about 50% in our residential market, and approximately 60% in our business market. Through these markets we have over 1 million prospects, representing approximately $1 billion in potential gross profit margin.



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With such low saturation levels, growth can continue well into the future.

And as always, we continued to provide our customers with excellent reliable service.


Slide 11 - Collections in Gas Distribution
------------------------------------------

Another impact of the high gas prices is an increase in uncollectibles. We have implemented several aggressive programs to manage this increase. We stepped up our collection efforts, including an early referral program, which has a more aggressive outbound calling process and field collection effort.

This program has shown success, as demonstrated by the decrease in A/R greater than 90 days as a percentage of revenue, as compared to last year. This is an important metric for aging receivables, and an item that we will continue to actively manage. In the first quarter, accounts receivable (over 90 days) as a percent of revenues decreased over 23% from the same period in 2005.

As you can see, results for the first quarter of 2006 are proof that we are successfully managing collections.

Now let's move on to our electric business,


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Slide 12 - Electric Services 1Q Review
--------------------------------------

First quarter Electric Services Operating Income rose 28% over the same period, last year.

This segmented benefited primarily from the increase in energy margins of approximately $38 million from the Ravenswood generating plant. The increase in margins benefited from the dual fuel nature of the Ravenswood plant and due to our strategy of locking in favorable margins in the New York City region. These higher energy margins were partially offset by lower capacity revenues at Ravenswood due to new installed generation in New York City.

KeySpan's two core businesses are supported by infrastructure investments. We currently have two projects underway, Islander East and Millennium pipelines. .

Slide 13 - Growth Investments in Gas Infrastructure
---------------------------------------------------

KeySpan has increased its interest in the Millennium pipeline project to 26%. This pipeline will help bring new supplies of natural gas to New York and the Northeast from Central United States and Canada. The total project cost is approximately $650 million, and KeySpan and other utilities have already contracted for over 75% of capacity. The review process by FERC is underway, and we look forward to this project being in service in 2008.

Secondly, our Islander East pipeline project will increase gas supply to Long Island with 265 million cubic feet per day. It has a total project cost of approximately $250 million with an in service date of late 2007/early 2008. We are continuing to work on obtaining the final water permit. Oral arguments were held in April on the constitutional and jurisdictional issues associated with this project. We are hopeful for a favorable decision.


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Turning now to our financials.



Slide 14 - Financial Focus
--------------------------

I'd like to review KeySpan's financial position and strategy, which supports the growth of our company.

We are focused on continuing to improve profitability as we grow, and maintain our strong balance sheet consistent with our `A' quality credit rating. Our strong and reliable cash flows from core operations will ensure our current dividend and its growth as well as maintenance capex. This has been our focus and will continue as we pursue our corporate growth strategy.


Slide 15 - Strengthening the Balance Sheet
------------------------------------------

....The Debt to Capitalization ratio has come down from 67% at the end of 2002 to
49% as of March 31, 2006.

We are very comfortable with these levels in the high 40's to low 50's, considering our low business risk profile. This is also reflected in the tight spreads our bonds command in their markets - they fully reflect our "A" quality credit ratings. The bottom line -- our balance sheet is well-poised to support growth.

In addition, we are projecting minimal borrowing this year and further ratio improvement.


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Slide 16 - Cash Flow / Capital Expenditures
-------------------------------------------

Looking more closely at our financial projections...

Our estimated 2006 net cash flow from core operations - given normal weather and before capex for new investments and gas growth, is expected to improve by about $25 million in 2006, covering both our maintenance capex and the newly-increased dividend. Our maintenance capex is related to infrastructure work required in order to deliver energy reliably and safely to our customers.

We are off to a great start in the first quarter as we realized an increase of $152 million in cash flow from operations.

And now turning to our dividend

Slide 17 - Solid Dividend
-------------------------

Consistent with the strength of our cash flows and strong balance sheet, we increased our dividend to $1.86 per share starting February 1st. We realize the importance of the dividend and its increase to our shareholders and this is the second consecutive dividend increase.

We are currently providing a yield of approximately 4.5%, which is comparatively higher than both the S&P 500 and Utility indices.

We remain committed to our dividend, recognizing it as a key part of KeySpan's overall return to shareholders.

In closing, we will work this year to continue to grow KeySpan as we prepare for our transaction with National Grid.





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